STOCK EXCHANGE AGREEMENT

DATED AS OF SEPTEMBER [12], 2007

BY AND AMONG

SKRM INTERACTIVE, INC., [JEFFREY] MARTIN,

SECTOR 10 SERVICES – USA, INC., SECTOR 10 HOLDINGS, INC. AND

THE PERICLES DEAVILA INSTITUTE FOR HUMANITARIAN STUDIES

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this "Agreement"), dated as of September [12], 2007, by and among SKRM INTERACTIVE, INC., a Delaware corporation which does business at 11637 Orpington Street, Orlando, Florida 32817 ("SKMI"), [JEFFREY] MARTIN, an individual whose address is [14014 Yellowwood Circ. Orl, Fla] ("Martin"), SECTOR 10 SERVICES-USA, INC., a Nevada corporation which does business at 14553 South 790 West, Suite C, Bluffdale, Utah 84065 ("Sector 10 Services"), SECTOR 10 HOLDINGS, INC., a Nevada corporation which does business at 14553 South 790 West, Suite C, Bluffdale, Utah 84065 ("Sector 10 Holdings"), and THE PERICLES DEAVILA INSTITUTE FOR HUMANITARIAN STUDIES, a [LLC] whose principal address is [illegible] (the "Deavila Institute"). For ease of reference, SKMI and Martin may be referred to individually as a "SKMI Party" and collectively as the "SKMI Parties;" Sector 10 Services, Sector 10 Holdings and Deavila institute may be referred to individually as a "Sector 10 Party" and collectively as the "Sector 10 Parties" and SKMI, Martin, Sector 10 Services, Sector 10 Holdings and Deavila Institute may be referred to individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Sector 10 Holdings and Deavila Institute desire to transfer to SKMI shares of common stock of Sector 10 Services which represent, in the aggregate, 75% of the issued and outstanding shares of Sector 10 Services, in exchange for the transfer by SKMI and Martin to Sector 10 Holdings and Deavila Institute of shares of the common stock of SKMI which represent, in the aggregate [85]% of the issued and outstanding shares of the shares of capital stock of SKMI (the "Exchange"); and

WHEREAS, the Parties desire to set forth the terms and conditions governing the Exchange;

NOW THEREFORE, in consideration of the mutual covenants and undertakings and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
EXCHANGE OF SHARES

1.1. Sector 10 Exchange. On the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), which is mare particularly described in Article V below, Sector 10 Holdings will transfer to SKMI 540,000 shares of the common stock of Sector 10 Services and Deavila institute will transfer to SKMI 33,750 shares of the common

stock of Sector 10 Services, which 573,750 shares of the common stock of Sector 10 Services (the "Sector 10 Shares") represent 75% of the issued and outstanding shares of the capital stock of Sector 10 Services as of the date of this Agreement and will represent 75% of the issued and outstanding shares of capital stock of Sector 10 Services as of the date of the Closing (the "Closing Date").

1.2. SKMI Exchange. On the terms and subject to the conditions set forth in this Agreement, at the Closing, which is mare particularly described in Article V below, SKMI will issue and deliver to Sector 10 Holdings and Deavila Institute 47,058,824 shares and 2,941,176 shares, respectively, of the common stock of SKMI and Martin will transfer to Sector 10 Holdings and Deavila Institute 14,117,647 shares and 882,353 shares, respectively, of the common stock of SKMI, which 65,000,000 shares of the common stock of SKMI (the "SKMI Shares") represent not less than 85% of the issued and outstanding shares of the capital stock of SKMI as of the date of this Agreement and will represent not less than 85% of the issued and outstanding shares of capital stock of SKMI as of the date of the Closing (the "Closing Date"). The shares of SKMI common stock to be issued, delivered and transferred to Sector 10 Holdings and Deavila Institute pursuant to this Section 1.2 will be not registered pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act").

1.3. The Closing. The Closing shall take place at the offices of SKMI, 11637 Orpington Street, Orlando, FL 32817 on Sept/12, 2007, (the "Closing Date"), or such other date and place as the parties shall agree to in writing. Upon the mutual agreement of the Parties, the Closing may be competed fax transmission with signed originals of the various transaction documents to be to the respective Parties at their respective addresses set forth above.

1.4. Termination. Certain of the Parties may terminate this Agreement as provided below:

A. The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

B. The SKMI Parties may terminate this Agreement by giving written notice to the Sector 10 Parties at any time prior to the Closing (A) in the event any Sector 10 Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the SKMI Parties have notified the Sector 10 Parties of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 28, 2007, by reason of the failure of any condition precedent under Article [__] hereof (unless the failure results primarily from a SKMI

Party breaching any representation, warranty, or covenant contained in this Agreement); and

C. The Sector 10 Parties may terminate this Agreement by giving written notice to the SKMI Parties at any time prior to the Closing (A) in the event any SKMI Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Sector 10 Parties have notified the SKMI Parties of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 28, 2007, by reason of the failure of any condition precedent under ~~Article [—]~~ Section 5.1 (b) hereof (unless the failure results primarily from any of the Sector 10 Parties breaching any representation, warranty, or covenant contained in this Agreement).

1.5. Effect of Termination. If any Party terminates this Agreement pursuant to Section 1.4 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the foregoing, the Parties' obligations under this Agreement regarding confidentiality shall survive for a period of one year from the date of termination of the Agreement.

1.6. Representations and Warranties of SKMI and Martin. Each of SKMI and Martin, jointly and severally, makes the following representations and warranties to Sector 10 Holdings and Deavila Institute:

A. Access to Information Each of SKMI and Martin, in making the decision to enter into this Agreement and consummate the Exchange, has relied upon the representations and warranties contained in this Agreement as well as independent investigations made by each of them and/or their respective representatives.

B. Sophistication and Knowledge. Each of SKMI and Martin has such knowledge and experience in financial and business matters that it or he can represent itself or himself and is capable of evaluating the merits and risks of the Exchange.

C. Authority. Each of SKMI and Martin has full right and power to enter into and perform each of its or his obligations arising pursuant to this Agreement and consummate the transactions contemplated hereby, and this Agreement constitutes the valid and legally binding obligation of each of SKMI and Martin, enforceable in accordance with its terms. Each of SKMI and Martin is authorized and otherwise duly qualified to purchase and hold the Sector 10 Shares and to enter into this Agreement.

D. Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon SKMI, Martin, Sector 10 Services, Sector 10 Holdings or Deavila Institute for any commission, fee or other compensation as a finder or broker because of any act or omission by SKMI or Martin or their respective agents.

1.7 Covenant of SKMI Parties. As an inducement to the Sector 10 Parties to execute this Agreement and consummate the transactions contemplated hereby, each of the SKMI Parties hereby covenants and agrees that it or he will not, during any period of three consecutive months occurring during the two-year period commencing on the Closing Date, sell, assign, pledge, create a derivative position with respect to or in any other manner transfer (or permit any such sale, assignment, pledge, creation of a derivative position or transfer) for its or his own account or for the account of any person affiliated with such SKMI Party of shares of the common stock of SKMI which equal or exceed, in the aggregate, one percent (1%) of the then issued and outstanding shares of SKMI common stock.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SECTOR 10 SERVICES

Sector 10 Services makes the following representations and warranties to the SKMI Parties as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

2.1. Organization and Standing. Sector 10 Services has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority necessary to own its properties and to conduct its business as presently conducted. Sector 10 Services is duly qualified to transact business as a corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of Sector 10 Services.

2.2. Subsidiaries. Sector 10 Services has no subsidiaries.

2.3. Capitalization. The total authorized capital of Sector 10 Services consists of 900,000 shares of Common Stock, par value $.001 per share (the "Sector 10 Common Stock"), of which 765,000 shares are issued and outstanding.

2.4. Shareholders. All of the issued and outstanding shares of the Sector 10 Common Stock are owned by Sector 10 Holdings and Deavila Institute. Of such shares of

Sector 10 Common Stock, 720,000 shares are owned by Sector 10 Holdings and 45,000 shares are owned by Deavila Institute. Other than restrictions imposed by federal and state securities laws, said shares are not subject to any restriction on transferability. Neither Sector 10 Holdings nor Deavila Institute has any claim against Sector 10 Services regarding the issuance or cancellation of the Sector 10 Common Stock.

2.5. Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which Sector 10 Services is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock (collectively, "Options").

2.6. Financial Statements. The unaudited balance sheet of Sector 10 Services as of December 31, 2006 (the "Sector 10 Balance Sheet"), a copy of which is attached hereto as Exhibit A, fairly presents the financial position of Sector 10 Services as of such date.

2.7. Absence of Liabilities. Except as set forth on the Sector 10 Balance Sheet, Sector 10 Services has no material liabilities, contingent or otherwise, other than (a) liabilities not required under generally accepted accounting principles to be reflected on the Sector 10 Balance Sheet or (b) liabilities incurred by Sector 10 Services in the ordinary course of business subsequent to December 31, 2006.

2.8. Absence of Changes. Except as set forth on Schedule 2.8 hereto, since December 31, 2006, Sector 10 Services has conducted its business only in the ordinary course of business and there has not been: (a) any material adverse change in the business or operations of Sector 10 Services; (b) any amendment or change in the authorized capital stock or Articles of Incorporation of Sector 10 Services; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of Sector 10 Services, any purchase, retirement, or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of Sector 10 Services; (d) any cancellation of, or agreement to cancel any indebtedness or obligation owing to Sector 10 Services; (e) any amendment, modification or termination of any existing permits or contracts, or entering into any new contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of Sector 10 Services; (f) any entry into any material contract by Sector 10 Services not in the ordinary course of business (other than the execution by Sector 10 Services and Sector 10 Holdings of a Distribution Agreement, a copy of which the Sector 10 Parties have

provided to the SKMI Parties; or (g) any material change by Sector 10 Services in accounting methods or principles, except as disclosed.

2.9. Litigation. There is no action, suit, proceeding or investigation pending or, to the actual knowledge, without independent investigation or diligence, of the management of Sector 10 Services, is currently threatened, against Sector 10 Services. The management of Sector 10 Services is not presently aware, without independent investigation or diligence, of any legitimate basis for any such action, suit, proceeding or investigation of the foregoing or any intent on its part to initiate any of the foregoing.

2.10. Consents; Contracts. No consent of any party to any contract or from any authority is required in connection with the execution, delivery or performance of this Agreement by Sector 10 Services, or the consummation of the transactions contemplated hereby, except for such consents that are obtained, in form and substance reasonably acceptable to the SKMI Parties, and delivered to the SKMI Parties at the Closing. To the actual knowledge of the management of Sector 10 Services, without independent investigation or diligence, each material contract to which Sector 10 Services is a party is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles relating to enforceability. Sector 10 Services has performed in all material respects all material obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material contract. To the actual knowledge of the management of Sector 10 Services, without independent investigation or diligence, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material contract to which Sector 10 Services is a party (including without limitation all performance bonds, warranty obligations or otherwise).

2.11. Taxes. Sector 10 Services has paid all taxes due as of the date hereof. Sector 10 Services has timely filed or has obtained presently effective extensions with respect to all local tax returns (collectively, "Tax Returns") that Sector 10 Services is required to file. Such Tax Returns are accurate and all taxes shown thereon to be due have been timely paid, with any exceptions permitted by any taxing authority not having a materially adverse effect on Sector 10 Services. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. Sector 10 Services has either paid or established on the Sector 10 Services Balance Sheet adequate reserves for the payment of all such taxes due or claimed to be due by any taxing authority in

connection with any such Tax Returns. None of Sector 10 Services' income tax returns have been audited by any taxing authority. Sector 10 Services has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate taxing authorities when due.

2.12. Compliance. Sector 10 Services has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby. There is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which Sector 10 Services is a party or by which it is bound, or, to the actual knowledge of the management of Sector 10 Services, without independent investigation or diligence, of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Sector 10 Services that materially and adversely affects the business operations or financial condition of Sector 10 Services or any of its properties or assets. To the actual knowledge of the management of Sector 10 Services, without independent investigation or diligence, no employee of Sector 10 Services is in violation of any contract or covenant relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

2.13. Books and Records. The books of account, ledgers, order books, records and documents of Sector 10 Services accurately reflect all material information relating to the business of Sector 10 Services, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Sector 10 Services.

2.14. Brokers or Finders. Sector 10 Services has not agreed to incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SECTOR 10 HOLDINGS AND DEAVILA INSTITUTE

Each of Sector 10 Holdings and Deavila Institute, severally but not jointly, makes the following representations and warranties to the SKMI Parties as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

3.1 Authorization. Each of Sector 10 Holdings and Deavila Institute has full legal right, power and capacity to enter into this Agreement and all other agreements,

documents, instruments and certificates contemplated herein or related hereto (collectively the "Transaction Documents") and perform its obligations hereunder and thereunder. Upon execution and delivery of this Agreement by the parties hereto and thereto, this Agreement shall constitute the legal, valid and binding obligation of each of Sector 10 Holdings and Deavila Institute, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

3.2 Title. Each of Sector 10 Holdings and Deavila Institute (a) is the sole record and beneficial owner of the Sector 10 Shares attributed to such owner in Section 2.4 above, free and clear of all liens or encumbrances (other than encumbrances arising under applicable federal or state securities laws), save as disclosed in this Agreement and (b) has sole managerial and dispositive authority with respect to such Shares. All proxies granted with respect to such Sector 10 Party's shares have been validly revoked. Upon consummation of the Exchange as contemplated by this Agreement, each of Sector 10 Holdings and Deavila Institute will convey to the SKMI Parties good and marketable title to the 573,750 shares of Sector 10 Common Stock identified in Section 1.1 above, and the SKMI Parties will acquire good and marketable title to such shares of Sector 10 Common Stock, free and clear of any and all liens or contractual restrictions or limitations whatsoever.

3.3 Authorization. Each of Sector 10 Holdings and Deavila Institute has complied with all applicable regulations and orders in connection with the execution, delivery and performance of this Agreement, and the transactions contemplated hereby and thereby. Neither Sector 10 Holdings nor Deavila Institute is required to submit any notice, report, or other filing with any governmental authority in connection with such its execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by Sector 10 Holdings or Deavila Institute in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SKMI PARTIES

Each of the SKMI Parties, jointly and severally represents and warrants to the Sector 10 Parties as follows, which representations and warranties are, and as of the Closing Date shall be, true and correct:

4.1 Organization and Standing. SKMI has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own its properties and to conduct its business as presently conducted. SKMI is duly qualified to transact business as a Delaware corporation and is in good standing in every jurisdiction in which the failure to so qualify would have a material adverse effect on the operations or financial condition of SKMI.

4.2 Subsidiaries. SKMI has no subsidiaries.

4.3 Capitalization. The total authorized capital of SKMI consists solely of 50,000,000 shares of common stock, par value $0.001 per share, of which 26,548,292 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

4.4 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which SKMI, Martin or any of their respective affiliates is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There is no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to SKMI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of SKMI's capital stock. SKMI is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

4.5 Financial Statements. The SKMI Parties have delivered to the Sector 10 Parties the following financial statements: audited balance sheet and audited statements of income and cash flow of SKMI as of March 31, 2007 and for the fiscal year then ended; and (ii) unaudited balance sheet as of June 30, 2007 and unaudited statements of income and cash flow for the three months then ended (collectively, the "SKMI Financial Statements"). The SKMI Financial Statements have been prepared from books and records maintained by SKMI consistent with past practice and in accordance with accounting principles generally accepted in the United States ("GAAP"); provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes required by GAAP. The SKMI Financial Statements present fairly the financial

condition of SKMI at the dates specified and the results of its operations for the periods specified, consistent with GAAP. SKMI maintains and will continue to maintain standard systems of accounting and internal controls established maintained in a manner permitting the preparation of financial statements in accordance with GAAP.

4.6 Absence of Liabilities. Except as set forth in the Financial Statements, SKMI has no material liabilities, contingent or otherwise, other than (i) obligations not required under generally accepted accounting principles to be reflected in the Financial Statements and (ii) as disclosed on Schedule 4.6 hereto.

4.7 Absence of Changes. Except as set forth on Schedule 4.7 hereto, SKMI has not been subject to: (a) any material adverse change; (b) any amendment or change in SKMI's authorized or issued capital stock, or Certificate of Incorporation; (c) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of SKMI, any purchase, retirement, redemption or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of SKMI; (d) any cancellation of, or agreement to cancel any indebtedness or obligation owing to SKMI; (e) any amendment, modification or termination of any existing permits or contracts, or entering into any new contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of SKMI; (f) any entry into any material contract by SKMI not in the ordinary course of business, including, without limitation, relating to any borrowing, capital expenditure or the sale or purchase of any property, rights, or assets or any options or similar agreements with respect to the foregoing; (g) any disposition by SKMI of any material asset; or (h) any change by SKMI in accounting methods or principles.

4.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the actual knowledge of SKMI, without independent investigation or diligence, is currently threatened, against SKMI, except as described on Schedule 4.8 to this Agreement. SKMI is not aware of any basis for any of the foregoing or any intent on its part to initiate any of the foregoing.

4.9 Consents; Contracts. No consent of any party to any contract or from any authority is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents that are obtained, in form and substance reasonably acceptable to the Sector 10 Parties, and delivered to the Sector 10 Parties at the Closing. Each material contract to which SKMI is a party is in full force and effect and is valid and enforceable in accordance with its terms. SKMI has

performed in all material respects all obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material contract to which SKMI is subject (including without limitation all performance bonds, warranty obligations or otherwise).

4.10 Taxes. SKMI has paid all taxes due as of the date hereof. SKMI has timely filed or has obtained presently effective extensions with respect to all Federal, state, county, and local tax returns (collectively, "Tax Returns") that SKMI is required to file. The Tax Returns are true and correct and all taxes shown thereon to be due have been timely paid, with any exceptions permitted by any taxing authority not having a materially adverse effect on SKMI. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. SKMI has either paid or established in the Financial Statements adequate reserves for the payment of all such taxes due or claimed to be due by any taxing authority in connection with any such Tax Returns. None of SKMI's federal income tax returns have been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type is pending or, to the actual knowledge of the management or SKMI, without independent investigation or diligence, threatened. SKMI has withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected there from and has paid all such amounts to the appropriate taxing authorities when due. Neither SKMI nor any of its stockholders (including Martin) has ever filed (i) an election pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), that SKMI be taxed as an S Corporation, or (ii) a consent pursuant to Section 341(f) of the Code relating to collapsible corporations. SKMI intends, pursuant to Section 368(a)1)(b) of the Internal Revenue Code that this Agreement refers to a transaction that qualifies as a tax free event and is solely based on the exchange of the voting stock of SKMI and Sector 10 Services.

4.11 Compliance. Each of the SKMI Parties has, in all material respects, complied with all laws, regulations and orders applicable to SKMI's business operations, as well as the Exchange, and has all material permits and licenses required thereby. There is no term or provision of any material mortgage, indenture, contract, agreement or instrument to which SKMI is a party or by which it is bound, or, to the actual knowledge of the management of SKMI, without independent investigation or diligence, of any state or Federal judgment, decree, order, statute, rule or regulation applicable to or binding upon SKMI that materially and adversely affects the business operations or financial condition of SKMI or any of its properties or assets. To the actual knowledge of the management of SKMI,

without independent investigation or diligence, no employee of SKMI is in violation of any contract or covenant relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation.

4.12 Books and Records. The books of account, ledgers, order books, records and documents of SKMI accurately and completely reflect all material information relating to the business of SKMI, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of SKMI.

4.13 Brokers or Finders. SKMI has not agreed to incur, directly or indirectly, any liability for brokerage or finders' fees, agents' commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby or thereby.

4.14 Disclosures. The SKMI Parties have provided the Sector 10 Parties with all information requested by the Sector 10 Parties in connection with their decision to enter into this Agreement and consummate the Exchange. Neither this Agreement, any Exhibit hereto, nor any report, certificate or instrument furnished to the Sector 10 Parties or their agents or representatives in connection with the transactions contemplated by this Agreement, contains or will contain any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.15 SKMI Shares. Martin is the sole record and beneficial owner of the 15,000,000 SKMI Shares to be transferred by him to Sector 10 Holdings and Deavila Institute pursuant to Section 1.2 above and has sole managerial and dispositive authority with respect to all such SKMI Shares. All of the SKRI Shares to be issued and delivered to Sector 10 Holdings and Deavila Institute by SKMI and transferred to Sector 10 Holdings and Deavila Institute by Martin pursuant to this Agreement, when issued, delivered and transferred in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and free of preemptive rights. All proxies granted with respect to the SKMI Shares have been validly revoked. Upon consummation of the Exchange as contemplated by this Agreement, SKMI and Martin will convey to the Sector 10 Holdings and Deavila Institute good and marketable title to the 65,000,000 shares of SKMI Common Stock identified in Section 1.2 above, and Sector 10 Holdings and Deavila Institute will acquire good and marketable title to all such shares of SKMI common stock, free and clear of any and all liens, encumbrances (other than encumbrances arising under applicable federal or state securities laws) or contractual restrictions or limitations whatsoever.

4.16 SEC Information. Except as described in Schedule 4.16, SKMI has filed with the Securities and Exchange Commission (the "Commission") all filings and reports that SKMI (or any predecessor of SKMI) was required to file with the Commission (the "SEC Documents"). The audited consolidated financial statements of SKMI as of and for the year ended March 31, 2007, copies of which are set forth in Schedule 4.16 and are contained within the SEC Documents, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be otherwise noted therein) and fairly present the consolidated financial position of SKMI as of such date and the consolidated results of operations of SKMI for the year then ended. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.17 Related Parties. No former or current officer, employee, director, or affiliate of SKMI or any individual related by blood, marriage or adoption to any such individual or any entity in which any such person or individual owns any beneficial interest, is currently a party to any agreement, contract, commitment or transaction with SKMI or any of its affiliates or owns (or has a direct interest in) any asset, tangible or intangible, which is used in the operation of the business of SKMI. No former or current officer, employee, director, employee or affiliate of SKMI has been convicted, disciplined, sanctioned or otherwise reprimanded by the Commission or any other regulatory authority, any securities exchange, quotation service or other organization engaged in the sale, trading, brokerage, marketing or quotation of securities, any regulatory authority of any nature whatsoever, any court or tribunal or any governmental body.

4.18 Non-Contravention. Neither the execution and the delivery of this Agreement nor any of the other transaction documents to which any SKMI Party is a party, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government, governmental agency, or court to which SKMI is subject or any provision of the certificate of incorporation or bylaws of SKMI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SKMI is a party or by which SKMI is bound or to which any of its assets are subject, or result in the imposition of any encumbrance upon any of its assets. SKMI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or

approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

4.19 Contractual Obligations.

A. Schedule 4.19 to this Agreement lists the following contracts and other agreements to which SKMI or any of its affiliates is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any person pursuant to which SKMI is obligated to make aggregate future payments in excess of $25,000;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, which obligates SKMI to make aggregate future payments in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which SKMI has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed an encumbrance on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or imposing any material restriction on the right of SKMI to compete with any other Person;

(vi) any agreement between SKMI and any of its affiliates;

(vii) any employee benefit plan, profit sharing, option, purchase, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(ix) any agreement under which SKMI has advanced or loaned any amount to any of its current or former officers and employees;

(x) any supply or vendor agreement under which SKMI receives any services, goods, or other items pursuant to which SKMI is obligated to make aggregate future payments in excess of $25,000;

(xi) any agreement (or group of related agreements) pursuant to which SKMI is obligated to make aggregate future payments in excess of $25,000; and

(xii) any agreement not identified in the preceding subsections (i) through (xi) under which the consequences of a default or termination are reasonably likely to have a material adverse effect on SKMI.

B. SKMI has delivered to the Sector 10 Parties a correct and complete copy of each written agreement listed in Schedule 4.19 to this Agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects following the consummation of the transactions contemplated hereby; (C) SKMI is not and, to the actual knowledge of the management of SKMI, without independent investigation or diligence, each other party is not in material breach or default, and no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any material provision of the agreement.

ARTICLE V
CLOSING DELIVERIES

5.1 Deliveries by SKMI Parties. At the Closing, the SKMI Parties shall deliver to the Sector 10 Parties the following:

A. ~~B.~~ Certificates evidencing the SKMI Shares, in the names of Sector 10 Holdings and Deavila Institute as contemplated by Section 1.2 above. All such certificates shall be in genuine and unaltered form, representing all of the SKMI Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Sector 10 Holdings and Deavila Institute, as applicable. The 65,000,000 SKMI Shares to be issued, delivered and transferred to Sector

10 Holdings and Deavila Institute as contemplated by this Agreement represent not less than 85% of the issued and outstanding shares of the capital stock of SKMI as of the date of this Agreement and will represent not less than 85% of the issued and outstanding shares of capital stock of SKMI as of the Closing Date.

C. An officer's certificate executed by the President of SKMI confirming that that Certificate of Incorporation of SKMI, as amended and restated through the Closing Date and attached to the certificate, and the Bylaws of SKMI, also as amended and restated through the Closing Date and attached to the certificate, are accurate and correct and that SKMI is in good standing with the State of Delaware as of the Closing Date.

D. A certificate of good standing, issued by the Secretary of State of the State of Delaware, evidencing that SKMI is in good standing in the State of Delaware as of a date within five days of the Closing Date.

D. Such other documents as the Sector 10 Parties may reasonably request in order to confirm the performance by the SKMI Parties of their respective obligations set forth in this Agreement and to effectuate the Exchange.

5.2 Deliveries by Sector 10 Parties. At the Closing, the Sector 10 Parties shall deliver to the SKMI Parties the following:

A. Certificates evidencing the Sector 10 Shares, in the name of SKMI as contemplated by Section 1.2 above. All such certificates shall be in genuine and unaltered form, representing all of the Sector 10 Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to SKMI. The 573,750 Sector 10 Shares to be transferred to SKMI as contemplated by this Agreement represent not less than 75% of the issued and outstanding shares of the capital stock of Sector 10 Services as of the date of this Agreement and will represent not less than 75% of the issued and outstanding shares of capital stock of Sector 10 Services as of the Closing Date.

B. An officer's certificate executed by the President of Sector 10 Services confirming that that Articles of Incorporation of Sector 10 Services, as amended and restated through the Closing Date and attached to the certificate, and the Bylaws of Sector 10 Services, also as amended and restated through the Closing Date and attached to the certificate, are accurate and correct and that Sector 10 Services is in good standing with the State of Nevada as of the Closing Date.

C. A certificate of good standing, issued by the Secretary of State of the State of Nevada, evidencing that Sector 10 Services is in good standing in the State of Nevada as of a date within five days of the Closing Date.

D. Such other documents as the SKMI Parties may reasonably request in order to confirm the performance by the Sector 10 Parties of their respective obligations set forth in this Agreement and to effectuate the Exchange.

ARTICLE VI
SURVIVAL OF TERMS; INDEMNIFICATION

6.1 Survival: Knowledge. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties of the Parties shall survive and continue until eighteen (18) months from the Closing Date (the "Anniversary Date"), except for representations and warranties for which a claim for indemnification hereunder (an "Indemnification Claim") shall be pending as of the Anniversary Date, in which event such representations and warranties shall survive with respect to such Indemnification Claim until the final disposition thereof.

6.2 Indemnification by Sector 10 Holdings and Deavila Institute. Each of Sector 10 Holdings and Deavila Institute shall, jointly and severally, indemnify, defend and hold harmless the SKMI Parties and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of the foregoing (each an "SKMI Indemnified Party" and collectively, the "SKMI Indemnified Parties"), at all times after the date of this Agreement, from and against any and all damages, losses, claims, costs, or expenses (including reasonable attorney's fees and costs) of any nature (any or all of the foregoing are hereinafter referred to as a "Loss") insofar as a SKMI Party actually incurs a Loss, whether now existing or accruing prior to or subsequent to the Closing, arising directly out of or based directly on any misrepresentation or breach of any of the warranties, representations or covenants made by Sector 10 Holdings or Deavila Institute in this Agreement or in any certificate, schedule, document attached hereto or delivered pursuant to this Agreement.

6.3 Indemnification by Purchaser. Each of SKMI and Martin shall, jointly and severally, indemnify, defend and hold harmless the Sector 10 Parties and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of the foregoing (each a "Sector 10 Indemnified Party" and collectively, the "Sector 10 Indemnified Parties"), at all times after the date of this Agreement, from and against any and all damages, losses, claims, liens, costs, or expenses (including reasonable attorney's fees) of any nature (any or all of the foregoing are hereinafter referred to as a "Loss") insofar as a Sector 10 Party actually incurs a Loss, whether now existing or accruing prior to or subsequent to the Closing, arising directly out of or based directly on any misrepresentation or breach of any of the warranties, representations or covenants made by the SKMI Parties (or either of them) in this Agreement or in any certificate, schedule, document attached hereto or delivered pursuant to this Agreement.

6.4 Third Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party claims ("Claims").

6.4.1 Promptly after receipt by the Party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any (a) tax audit or proceeding for the assessment of tax by any taxing authority or any other proceeding likely to result in the imposition of a tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then-existing Claims under this Article V, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are

necessary to defend such audit, assessment or other proceeding in a timely manner.

6.4.2 Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

6.4.3 Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

6.4.4 An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim; (ii) the Indemnitor shall not have employed, or is prohibited under this Section 6.4 from employing, counsel in the defense of such action or Claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

ARTICLE VII
MISCELLANEOUS

7.1 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.2 Amendments, Waivers and Consents. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Party desiring such omission or waiver shall obtain consent thereto in writing from the other Parties hereto. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.3 Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable Party at the address as set forth above, or at such other address as to which such Party may inform the other Parties in writing in compliance with the terms of this Article. All such notices, requests, demands and other communications shall be considered to be effective when delivered.

7.4 Costs, Expenses and Taxes. All parties to bear their own expenses.

7.5 Effectiveness; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and each of them and their respective successors and assigns; provided, that, no Party may assign any of its or his rights or obligations under this Agreement without the prior written consent of all of the other Parties.

7.6 Prior Agreements. The Transaction Documents executed and delivered in connection herewith constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof.

7.7 Severability. The provisions of the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained therein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or

unenforceability shall not affect any other provision or part of a provision of such Transaction Document and the terms thereof shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

7.8 Governing Law; Venue. This Agreement shall be enforced, governed and construed in accordance with the laws the State of Utah or federal securities law where applicable without giving effect to choice of laws principles or conflict of laws provisions. Each of the Parties hereby submits to the exclusive jurisdiction of the federal and state courts located in Salt Lake County, Utah.

7.8 Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.9 Survival of Representations and Warranties. Subject to the provisions of Section 6.1 above, all representations and warranties made in the Transaction Documents or any other instrument or document delivered in connection therewith, shall survive the execution and delivery hereof or thereof.

7.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

7.11 Further Assurances. From and after the date of this Agreement, upon the request of SKMI or Sector 10 Services, Sector 10 Services and SKMI shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Transaction Documents and the Exchange.

7.12 Attorneys' Fees. In the event that any Party initiates any action or suit to enforce the provisions of this Agreement or to secure relief from any default hereunder or breach hereof, the Party which prevails in such action or suit by enforcing the provisions of this Agreement shall be entitled to collect from the non-prevailing Party or Parties all costs, including reasonable attorneys' fees and expenses, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Exchange Agreement to be executed as of the date first above written.

SKRM INTERACTIVE, INC.

By: ______________________

Its: PRESIDENT /CEO

SECTOR 10 SERVICES-USA, INC.

By: ______________________

Its: President